Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-211095) of Nomad Foods Limited of our report dated March 30, 2017 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appear in this Form 20-F.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

March 30, 2017